EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

          We consent to the use in this Amendment No. 1 to Registration No. 333-110238 of Genta Incorporated on Form S-1 of our report dated February 13, 2003 (except Note 21, as to which the date is March 17, 2003) related to the consolidated financial statements of Genta Incorporated and subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, and of our report dated October 23, 2003 related to the financial statements of Salus Therapeutics, Inc. as of and for the year ended December 31, 2002, appearing in the Prospectus, which is a part of this Registration Statement.

          We also consent to the reference to us under the headings “Selected Consolidated Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
December 8, 2003